Exhibit 99.1

Aspira Women’s Health Reports Second Quarter 2020 Financial Results

Conference Call scheduled for today, August 13th at 4:30 p.m. ET

AUSTIN, Texas — August 13, 2020 — Aspira Women’s Health Inc. (“ASPIRA”) (Nasdaq: AWH), a bio-analytical based women’s health company focused on gynecologic disease, today reported its financial results for the second quarter ended June 30, 2020.

“Despite late first quarter and second quarter challenges from COVID-19, we have delivered strong revenue and volume growth in the first half of 2020 as compared to the first half of 2019. In fact, our test volume was 12% higher in the first half of 2020 than in the same period in 2019.  Delivering surgical triage results to physicians during this period of operating room rationing and backlog is essential,” said Valerie Palmieri, Chief Executive Officer of ASPIRA. “We are seeing patients return to their providers and began to see the corresponding volume restoration in the second quarter.  OVANex™ and EndoCheck™ study site recruitment has also continued to improve.”

Recent Corporate Highlights

Year over Year Results – Second Quarter 2020 versus Second Quarter 2019:

• OVA1 product volume decreased 21% to 2,458 units down from 3,129 units in the second quarter of last year
• Product revenue decreased 32% to $743 thousand down from $1.1 million in the second quarter of last year

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Total number of customers decreased by 18% compared to the second quarter of last year

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New customers decreased by 56% compared to the second quarter of last year;

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Total number of repeat customers were 85% in the second quarter of this year compared to 73% for the same period in the prior year

Year over Year Results – First Half 2020 versus First Half 2019:

• OVA1 product volume increased 12% to 6,112 units up from 5,442 units in the first half of last year
• Product revenue increased 4% to $1,953 thousand up from $1,879 thousand in the first half of last year
• Total number of customers increased by 11% compared to the same period last year
• New customers decreased by 25% compared to the same period last year

COVID-19 Testing

In the second quarter of 2020, we began offering COVID-19 antibody testing and began preparations for offering COVID-19 antigen testing. Each test is or will be a part of our pre-surgical risk test offering, which also includes OVA1plus test,  additional tumor proteins and genetics.

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On June 10th, we announced we had completed laboratory validation of the antibody test, as well as laboratory validation of several additional oncology biomarkers.  We are offering the Roche Elecsys Anti-SARS-Co-V-2 Assay which has a 99.81% sensitivity and 100% specificity.

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Our planned offering of COVID-19 antigen testing has been postponed due to manufacturer instrumentation delays.  We are now planning to offer this test in late third quarter or early fourth quarter 2020.

Sales Contact and Virtual Ordering Process

We have developed and launched our Virtual Sales and Marketing Strategy. In addition, we have developed a process to facilitate physician on-line ordering to enable a more efficient virtual go to market strategy. We are refining our approach to include more targeted use of in-house sales personnel to enhance the effectiveness of sales representatives in the field and to accommodate practitioners who only allow limited onsite visits.

Payroll Protection Program Financing

During the second quarter, we were granted a loan pursuant to the Payroll Protection Program (“PPP”) which was established under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) which is being used primarily to fund payroll in the amount of approximately $1M. We are using the proceeds of the loan in a manner that we believe will qualify us for complete forgiveness of the principal of the loan under the terms of the CARES Act and the PPP.  The Company plans to apply for loan forgiveness in the third quarter 2020.

State of Connecticut Financing

We previously announced a $4M loan from the State of Connecticut, $2M of which we received in 2016. The loan agreement provides that we will be eligible to receive the additional $2M based on target revenue and a revised target employment milestone.  We achieved the target employment milestone as well as revenue targets. We have filed the required application and are awaiting final approval for the funding.

Private Placement

In July 2020, we sold shares of our common stock in a private placement generating approximately $11 million of gross proceeds prior to transaction costs. This financing, together with cash on hand at the end of the second quarter and expected additional funding from the State of Connecticut discussed above will enable us to execute on our product pipeline and continue to drive incremental growth and refinement of our commercial team.

Second Quarter Financial Highlights:

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Revenue on a per test performed basis for OVA1 revenue was $295 in the second quarter of 2020 compared to $324 in the first quarter of 2020. Included in the Q2 revenue and the average unit price were approximately $79 thousand in one-time revenue adjustments relating to prior periods which account for $32 per test of the decline. We are realizing a higher revenue per test for our new contract price from CIGNA, effective April 1, 2020, which was slightly offset by a temporary decrease in the mix of Medicare patients who, given their demographic, had reduced visits to doctors.

• The number of OVA1 tests performed decreased 21% to 2,458 during the second quarter of 2020 compared to 3,129 for the same period in 2019

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• Gross profit on OVA1 product revenue was $268 thousand (a 37% profit margin) for the second quarter of 2020 compared to $491 thousand for the same period in 2019 (a 45% profit margin).

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Research and development expenses for the second quarter of 2020 were $380 thousand, an increase of $155 thousand compared to the same period in 2019. This increase was primarily due to the launch of clinical studies, the development of OVANex™, our third-generation serial monitoring product, as well as investments in bioinformatics and our cloud-based platform, ASPiRA GenetiX Technology Transfer.

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Sales and marketing expenses for the second quarter of 2020 were $1.7M compared to $2.8M in the same period in 2019. This decrease was primarily due to reduced commission payments and personnel-related costs as well as reductions in consulting and travel due to the COVID-19 pandemic compared to those in the same period in 2019.

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General and administrative expenses for the second quarter of 2020 were $1.9M compared to $1.5M for the same period in 2019. This increase was primarily due to an increase in headcount and personnel-related expenses as well as legal expenses.

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The cash balance at June 30, 2020 was $10.9 million and cash utilization in the second quarter of 2020 was $3.3M, offset by cash received for the exercise of warrants of $5.1M and the receipt of the $1.0 million PPP loan. Cash utilization was lower than the preceding quarter primarily due to less expenses incurred as a result of COVID.

Conference Call and Webcast

ASPIRA will host a call today at 4:30 p.m. Eastern Daylight Time to discuss results followed by a question and answer period.

Thursday, August 13th @ 4:30pmET

Domestic:	877-407-4018
International:	201-689-8471
Conference ID:	13699543
Webcast:	http://public.viavid.com/index.php?id=138240

About Aspira Women’s Health Inc.

ASPIRA is transforming women’s health with the discovery, development and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management and improve gynecologic health outcomes for women. OVA1®plus combines our FDA-cleared products OVA1® and OVERA® to detect risk of ovarian malignancy in women with adnexal masses. ASPiRA GenetiXSM testing offers both targeted and comprehensive genetic testing options with a gynecologic focus.  With over 10 years of expertise in ovarian cancer risk assessment ASPIRA has expertise in cutting-edge research to inform our next generation of products. Our focus is on delivering products that allow healthcare providers to stratify risk, facilitate early detection and optimize treatment plans.

Visit our website for more information about our products at www.aspirawh.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995,  including statements regarding expected timing and receipt of proceeds from the State of Connecticut Department of Economic Development loan, expectations regarding the forgiveness of the PPP loan, anticipated use of capital and its effects and plans to begin offering COVID-19 antigen testing. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties inherent in c business, including those described in the section entitled “Risk Factors” in ASPIRA’s Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by the section entitled “Risk Factors” in ASPIRA’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. The events and circumstances reflected in ASPIRA’s forward-looking statements may not be achieved or occur,  and actual results could differ materially from those projected in the forward-looking statements.  ASPIRA expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-535-7742

Arr@LifeSciAdvisors.com

Aspira Women’s Health Inc.
Condensed Consolidated Balance Sheets
(Amounts in Thousands, Except Share and Par Value Amounts)
(Unaudited)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$10,935	$11,703
Accounts receivable	819	924
Prepaid expenses and other current assets	870	758
Inventories	66	25
Total current assets	12,690	13,410
Property and equipment, net	360	353
Other assets	41	65
Total assets	$13,091	$13,828

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,122	$1,158
Accrued liabilities	2,459	2,588
Short-term debt	587	193
Other current liabilities	31	39
Total current liabilities	4,199	3,978
Non-current liabilities:
Long-term debt	1,615	1,099
Other non-current liabilities	10	13
Total liabilities	5,824	5,090
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001 per share, 150,000,000 shares authorized at June 30, 2020 and December 31, 2019; 100,525,090 and 97,286,157 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	101	97
Additional paid-in capital	436,864	430,802
Accumulated deficit	(429,698)	(422,161)
Total stockholders’ equity	7,267	8,738
Total liabilities and stockholders’ equity	$13,091	$13,828

Aspira Women’s Health Inc.
Condensed Consolidated Statements of Operations
(Amounts in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue:
Product	$743	$1,100	$1,953	$1,879
Service	3	42	13	66
Total revenue	746	1,142	1,966	1,945
Cost of revenue(1):
Product	589	698	1,384	1,214
Service	4	210	9	388
Total cost of revenue	593	908	1,393	1,602
Gross profit	153	234	573	343
Operating expenses:
Research and development(2)	380	225	775	434
Sales and marketing(3)	1,733	2,780	3,848	5,144
General and administrative(4)	1,866	1,534	3,576	2,789
Total operating expenses	3,979	4,539	8,199	8,367
Loss from operations	(3,826)	(4,305)	(7,626)	(8,024)
Interest income (expense), net	1	(2)	9	5
Other income (expense), net	(6)	(7)	80	(11)
Net loss	$(3,831)	$(4,314)	$(7,537)	$(8,030)
Net loss per share - basic and diluted	$(0.04)	$(0.06)	$(0.08)	$(0.11)
Weighted average common shares used to compute basic and diluted net loss per common share	98,123,789	76,205,894	97,707,904	75,860,411
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$28	$21	$53	$37
(2) Research and development	1	2	1	4
(3) Sales and marketing	43	39	85	61
(4) General and administrative	370	351	572	495